Boise Cascade	Exhibit 99.2
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Media Contact John Sahlberg 208 384-6451	Investor Relations Contact Wayne Rancourt 208 384-6073

For Immediate Release: November 5, 2014

Boise Cascade Company Announces David Hannah Elected to its Board

BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced that David H. Hannah was elected today to its Board of Directors.
Mr. Hannah is chairman, president and CEO of Reliance Steel and Aluminum Company (Reliance), a New York Stock Exchange, Fortune-500 company based in Los Angeles, California. Reliance is the largest operator of metals service centers in North America with over 300 locations in 39 states. Reliance also operates in 11 foreign countries. Mr. Hannah has worked for Reliance since 1981 and has played an instrumental role in Reliance’s growth including 55 acquisitions since the early 1990’s. Mr. Hannah is a member of the board of advisors of the University of Southern California, Marshall School of Business, Leventhal School of Accounting and is also chairman of the board of directors of the Metals Service Center Institute. “David has had a very successful career in both manufacturing and distribution and provides a unique perspective on how we can effectively grow Boise Cascade,” commented Boise Cascade chairman, Duane McDougall. Mr. Hannah will serve on the Board’s Compensation Committee and Corporate Governance & Nominating Committee.
Mr. Hannah is replacing Thomas S. Souleles who has resigned from the Company’s Board of Directors. Mr. Souleles is a managing director of Madison Dearborn Partners (MDP) which completed a leveraged buyout of the Company’s assets in October 2004 and subsequently exited its investment in early 2014. “Tom has been a great supporter of our Company for the past 10 years and a valued advisor on our board,” said Mr. McDougall. “He and MDP have been great partners, and their guidance and support have been invaluable through the housing downturn and in helping us take advantage of the housing recovery currently underway.”
About Boise Cascade
Boise Cascade is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.